Exhibit 1.2

Consolidated Financial Statements
(Expressed in thousands of Canadian dollars)

CARDIOME  PHARMA  CORP.

As at and for the years ended December 31, 2008 and 2007

MANAGEMENT’S REPORT

The accompanying consolidated financial statements of Cardiome Pharma Corp. are the responsibility of management and have been approved by the Board of Directors.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles, and where appropriate, reflect management’s best estimates and assumptions based upon information available at the time that these estimates and assumptions were made.

Management is responsible for establishing and maintaining a system of internal controls over financial reporting designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control.  The Board of Directors exercises this responsibility principally through the Audit Committee.  The Audit Committee consists of directors not involved in the daily operations of the Company.  The Audit Committee is responsible for engaging the external auditor, and meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged and to review the financial statements prior to their presentation to the Board of Directors for approval.

The company’s external auditors, who are appointed by the shareholders, conducted an independent audit in accordance with Canadian generally accepted auditing standards and express their opinion thereon.

/s/ Robert Rieder	/s/ Curtis Sikorsky
CEO & Chairman	Chief Financial Officer

March 30, 2009	March 30, 2009

AUDITORS' REPORT

To the Shareholders of Cardiome Pharma Corp.

We have audited the consolidated balance sheets of Cardiome Pharma Corp. (the “Company") as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 6, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

SIGNED: KPMG LLP

Chartered Accountants

Vancouver, Canada

March 6, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited Cardiome Pharma Corp. (the “Company")’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting presented in the section entitled “Internal Controls over Financial Reporting” included in Management’s Discussion and Analysis of financial condition and results of operations.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have conducted our audits on the consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Our report dated March 6, 2009 expressed an unqualified opinion on those consolidated financial statements.

SIGNED: KPMG LLP

Chartered Accountants

Vancouver, Canada

March 6, 2009

CARDIOME PHARMA CORP.
Consolidated Balance Sheets
(Expressed in thousands of Canadian dollars)

December 31, 2008 and 2007

	2008	2007

Assets

Current assets:
Cash and cash equivalents (notes 7 and 11)	$37,142	$67,988
Short-term investments (note 7)	-	147
Accounts receivable	595	2,553
Prepaid expenses and other assets	1,324	2,146
	39,061	72,834

Property and equipment (note 8)	3,725	4,629

Intangible assets (note 9)	20,351	23,782

	$63,137	$101,245

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$11,503	$17,194
Deferred revenue (note 14)	-	224
Current portion of deferred leasehold inducement (note 10)	206	178
	11,709	17,596

Deferred leasehold inducement (note 10)	893	964

Shareholders’ equity:
Common shares (note 12)	327,986	327,835
Preferred shares (note 12(a),(c))	25,181	-
Contributed surplus	24,955	21,927
Deficit	(327,587)	(267,067)
Accumulated other comprehensive loss	-	(10)
	50,535	82,685

	$63,137	$101,245

Nature of operations (note 1)
Commitments and contingencies (notes 13 and 17)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board:

/s/ Peter W. Roberts	/s/ Harold H. Shlevin
Director	Director

CARDIOME PHARMA CORP.
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended December 31, 2008 and 2007

	2008	2007

Revenue:
Licensing fees (note 14)	$224	$1,571
Research collaborative fees (note 14)	1,380	3,308
	1,604	4,879

Expenses:
Research and development	48,789	56,793
General and administration	17,170	18,542
Amortization	4,063	3,357
Write-down of intangible assets (note 9)	916	-
	70,938	78,692

Operating loss	(69,334)	(73,813)

Other income (expenses):
Interest and other income	655	4,503
Foreign exchange gain (loss)	8,159	(16,177)
	8,814	(11,674)

Net loss for the year	(60,520)	(85,487)

Other comprehensive income (loss), net of income taxes:
Unrealized loss on available-for-sale financial assets arising during the year	-	(9,776)
Reclassification adjustment for realized loss included in net loss	10	9,766
	10	(10)

Comprehensive loss for the year	$(60,510)	$(85,497)

Basic and diluted loss per common share	$(0.95)	$(1.36)

Weighted average number of common shares outstanding	63,749,262	62,887,885

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Shareholders’ Equity
(Expressed in thousands of Canadian dollars)

Years ended December 31, 2008 and 2007

	2008	2007

Common shares:
Balance, beginning of year	$327,835	$217,388
Issued upon public offering	-	113,998
Share issuance costs upon public offering	-	(8,312)
Issued upon exercise of options and warrants	121	3,201
Reallocation of contributed surplus arising from stock-based compensation related to the exercise of options	30	1,560

Balance, end of year	327,986	327,835

Preferred shares:
Balance, beginning of year	-	-
Issuance of preferred shares, net of share issuance costs	25,181	-

Balance, end of year	25,181	-

Contributed surplus:
Balance, beginning of year	21,927	17,045
Stock option expense recognized	3,058	6,499
Stock option expense reclassified to share capital account upon exercise of stock options	(30)	(1,560)
Amounts related to the cashless exercise of warrants	-	(57)

Balance, end of year	24,955	21,927

Deficit:
Balance, beginning of year	(267,067)	(181,580)
Net loss for the year	(60,520)	(85,487)

Balance, end of year	(327,587)	(267,067)

Accumulated other comprehensive loss:
Balance, beginning of year	(10)	-
Other comprehensive income (loss) for the year	10	(10)

Balance, end of year	-	(10)

Total shareholders’ equity	$50,535	$82,685

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Cash Flows
(Expressed in thousands of Canadian dollars)

Years ended December 31, 2008 and 2007
	2008	2007

Cash provided by (used in):

Operations:
Net loss for the year	$(60,520)	$(85,487)
Add items not affecting cash:
Amortization	4,063	3,357
Stock-based compensation	3,058	6,499
Deferred leasehold inducement	(43)	(150)
Foreign exchange (gain) loss	(8,497)	5,049
Write-off of property and equipment	55	578
Write-down of intangible assets	916	-
Adjustment to reconcile net loss to net cash used in operating activities:
Accounts receivable	1,958	1,075
Prepaid expenses	297	(752)
Accounts payable and accrued liabilities	(5,691)	4,544
Deferred revenue	(224)	(1,572)
	(64,628)	(66,859)

Financing:
Issuance of common shares and exercise of stock options	121	117,142
Share issuance costs upon public offering	-	(7,420)
Net proceeds from issuance of preferred shares	25,181	-
	25,302	109,722

Investments:
Purchase of property and equipment	(323)	(2,045)
Purchase of intangible asset (note 9(i))	-	(22,225)
Patent costs capitalized	(376)	(447)
Purchase of short-term investments	-	(108,216)
Sale of short-term investments	157	140,232
	(542)	7,299
Foreign exchange gain (loss) on cash and cash equivalents held in foreign currencies	9,022	(5,574)

Increase (decrease) in cash and cash equivalents during the year	(30,846)	44,588

Cash and cash equivalents, beginning of year	67,988	23,400

Cash and cash equivalents, end of year	$37,142	$67,988

Supplementary cash flow information:
Interest paid	$16	$18
Interest received	793	4,392
Cashless exercise of warrants	-	57

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

1.   Nature of operations:

Cardiome Pharma Corp. (the Company) was incorporated under the Company Act (British Columbia) on December 12, 1986 and was continued under the laws of Canada on March 8, 2002. The Company is a life sciences company focused on developing proprietary drugs to treat or prevent cardiovascular diseases.

The Company has financed its cash requirements primarily from share issuances, payments from research collaborators and licensing fees. The Company’s ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies. These funds may come from sources which include, entering into strategic collaboration arrangements, issuance of shares, or alternative sources of financing. However, there can be no assurance that the Company will successfully raise sufficient funds to continue the development of all its technologies.

2.   Significant accounting policies:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP) and are presented in Canadian dollars.  The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a)  Principles of consolidation:

These consolidated financial statements include the accounts of Cardiome Pharma Corp. and its wholly-owned subsidiaries, Rhythm-Search Developments Ltd. (incorporated in Canada), Cardiome, Inc. (incorporated in the United States), Artesian Therapeutics, Inc. (incorporated in the United States), Cardiome Research and Development (Barbados), Inc. (incorporated in Barbados), Cardiome Development AG (a company continued under the laws of Switzerland), and Cardiome UK Limited (incorporated in the United Kingdom). Material intercompany accounts and transactions have been eliminated on consolidation.

(b)  Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements. Significant areas requiring the use of estimates relate to the assessment of net recoverable value and amortization period of technology licenses and patents, accrual of clinical trial expenses, reporting of revenue recognition, estimation of income tax expense and stock-based compensation. The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

2.   Significant accounting policies (continued):

(b)  Use of estimates (continued):

economic conditions and planned course of action. Actual results could differ from those estimates.

(c)  Foreign currency translation:

The Company follows the temporal method of accounting for the translation of foreign currency amounts, including those of its integrated foreign subsidiaries, into Canadian dollars. Under this method, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars using exchange rates in effect at the balance sheet date. All other assets and liabilities are translated at the exchange rates prevailing at the date the assets were acquired or the liabilities incurred. Revenue and expense items are translated at the monthly average exchange rate during the period. Foreign exchange gains and losses related to available-for-sale financial assets are recognized as part of other comprehensive loss/income as a separate component of equity of the balance sheet. All other foreign exchange gains and losses are included in the determination of the loss for the period.

(d)  Cash equivalents:

The Company considers all highly liquid investments with an original maturity of 90 days or less, when acquired, to be cash equivalents, which are carried at fair value and are designated as held for trading.

(e)  Short-term investments:

The Company considers all highly liquid financial instruments with an original maturity greater than 90 days and less than one year to be short-term investments. Short-term investments are designated as either held for trading or available-for-sale at the time of purchase and are carried at fair value.

(f)   Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Computer equipment	3 years
Office equipment	5 years
Leasehold improvements	Term of lease

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

2.   Significant accounting policies (continued):

(g)  Technology licenses and patent costs:

Technology licenses acquired from third parties, which include licenses and rights to technologies, are initially recorded at fair value based on consideration paid and amortized on a straight-line basis over the estimated useful life of the underlying technologies of five to ten years.

Patent costs associated with the preparation, filing, and obtaining of patents are capitalized and amortized on a straight-line basis over the useful lives of the underlying technologies and patents, usually for a period not exceeding 15 years.

Management evaluates the recoverability of technology licenses and patents on a quarterly basis based on the expected utilization of the underlying technologies. If the estimated net recoverable value, calculated based on undiscounted estimated future cash flows, is less than the carrying value of the underlying technology, then the carrying value is written down to its fair value. The amounts shown for technology licenses and patent costs do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights.

(h)  Leases:

Leases have been classified as either capital or operating leases. Leases which transfer substantially all the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

(i)   Deferred leasehold inducements:

Deferred leasehold inducements represent tenant improvement allowances and rent-free periods that are accrued during the rent-free period. These inducements are amortized on a straight-line basis over the initial term of the lease as a reduction of rent expense.

(j)   Revenue recognition:

The Company currently earns its revenue from collaboration arrangements that provide for non refundable payments as follows:

•	upfront fees at the commencement of the arrangement;

•	milestone payments upon meeting certain milestones as contained in the related collaboration arrangement; and

•	fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

2.   Significant accounting policies (continued):

(j)   Revenue recognition (continued):

The upfront fees are deferred and amortized straight-line over the expected term of the Company's continued involvement in the research and development process. Changes in estimates are recognized prospectively when changes to the expected term are determined.

Milestone payments are recognized as revenue when the milestones are achieved and these payments are due and are considered collectible. Specifically, the criteria for recognizing milestone payments are that (i) the milestone is substantive in nature, (ii) the achievement was not reasonably assured at the inception of the agreement, and (iii) we have no further involvement or obligation to perform associated with the achievement of the milestone, as defined in the related collaboration arrangement.

Fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs are recognized in income to the extent of the services performed, the consideration is collectible, and the amount of the fees are considered to represent the fair value of those services.

The Company also reviews other deliverables, including related research advisory committees, to determine whether any further deliverables have standalone value and therefore require separation. The Company has not identified any other deliverables that require separation to date.

(k)  Research and development costs:

Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless the Company believes a development project meets generally accepted accounting criteria for deferral and amortization. No such costs have been deferred as at December 31, 2008 and 2007.

(l)   Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on our behalf.  The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting.  These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts.  We monitor these factors to the extent possible and adjust our estimates accordingly.  Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

2.   Significant accounting policies (continued):

(m) Stock-based compensation and other stock-based payments:

The Company grants stock options to executive officers and directors, employees, consultants and clinical advisory board members pursuant to its stock option plan. The Company uses the fair value method of accounting for all stock-based awards granted, modified or settled during the period.  Compensation expense is recorded based on the fair value of the award at the grant date, amortized over the vesting period.

(n)  Future income taxes:

The Company accounts for income taxes using the liability method of tax allocation. Future income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using substantively enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is substantively enacted.  Future income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided.

(o)  Loss per common share:

Loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period.  Diluted loss per common share is equivalent to basic loss per share as the outstanding options and warrants are anti-dilutive.

3.   Changes in accounting policies:

On January 1, 2008, the Company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook section 1535, Capital Disclosures (Section 1535), Handbook section 3862, Financial Instruments - Disclosures (Section 3862) and Handbook section 3863, Financial Instruments - Presentation (Section 3863).

(a)  Capital disclosures:

Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.

The Company has included disclosures to comply with Section 1535 in note 6 of these consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

3.   Changes in accounting policies (continued):

(b)  Financial instruments:

Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments - Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements.

Section 3862 requires entities to provide disclosures in their financial statements that enable users to evaluate the significance of financial instruments on the entity’s financial position and its performance and the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks.

Section 3863 establishes standards for presentation of financial instruments and non-financial derivatives. It deals with the classification of financial instruments, from the perspective of the issuer, between liabilities and equities, the classification of related interest, dividends, losses and gains, and circumstances in which financial assets and financial liabilities are offset.

The adoption of these standards did not have any impact on the classification and valuation of the Company’s financial instruments. The Company has included disclosures to comply with these new Handbook Sections in note 5 of these consolidated financial statements.

4.   Future changes in accounting policies:

(a)	Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064, Goodwill and Intangible Assets, which replaced Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. Section 1000, Financial Statement Concepts, was also amended to provide consistency with this new standard. The new section establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The standard applies to interim and annual financial statements for fiscal years beginning on or after October 1, 2008. The Company is currently assessing the impact of this new accounting standard on its consolidated financial statements.

(b)	International Financial Reporting Standards

On February 13, 2008, the Accounting Standards Board confirmed that the use of International Financial Reporting Standards ("IFRS") will be required, for fiscal years beginning on or after January 1, 2011, for publicly accountable profit-oriented enterprises. After that date, IFRS will replace Canadian GAAP for those enterprises. The Company is currently assessing the impact of these new accounting standards on its consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

5.   Financial instruments:

The Company’s financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities. The fair values of accounts receivable, accounts payable and accrued liabilities approximate carrying value because of their short-term nature.

The Company enters into certain non-financial contracts which contain embedded foreign currency derivatives. The fair value of the embedded derivatives is determined by the change in the forward exchange rates between the date of the contract and the reporting date. At December 31, 2008, the Company did not have any outstanding contracts which contain embedded derivatives. At December 31, 2007, the Company recorded embedded derivatives of $525 in other assets.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk.

(a)  Credit rate risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents, short-term investments and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure.

The Company limits its exposure to credit risk on cash and cash equivalents and short-term investments by placing these financial instruments with high-credit quality financial institutions and only investing in liquid, investment grade securities.

The Company is subject to a concentration of credit risk related to its accounts receivable as they primarily are amounts owing from one collaborator. At December 31, 2008, the outstanding accounts receivable were within normal payment terms and the Company had recorded no allowance for doubtful accounts.

(b)  Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. The majority of the Company’s financial liabilities are due within ninety days. The Company does not have long-term financial liabilities.

(c)  Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

5.   Financial instruments (continued):

(c) Market risk (continued):

(i)     Foreign currency risk:

Foreign currency exchange rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to currency risks primarily due to its U.S. dollar and European Union Euro denominated cash and cash equivalents, accounts payable and accrued  liabilities, and operating expenses and its U.S. dollar denominated accounts receivable. The Company manages foreign currency risk by holding cash and cash equivalents in U.S. dollars and the European Union Euro to support foreign currency forecasted cash outflows. The Company has not entered into any forward foreign exchange contracts.

The Company is exposed to the following currency risk at December 31, 2008:

(Expressed in foreign currencies)	U.S. $	Euro
Cash and cash equivalents	9,940	1,540
Accounts receivable	360	-
Accounts payable and other liabilities	(3,445)	(2,976)
Balance sheet exposure	6,855	(1,436)

The Company was exposed to the following currency risks during the year ended December 31, 2008:

(Expressed in foreign currencies)	U.S. $	Euro
Net operating expenses	16,298	10,894

The following exchange rates applied for the year ended and as at December 31, 2008:

	YTD	December 31, 2008
	Average rate	Reporting date rate
USD to CAD	1.066	1.218
Euro to CAD	1.560	1.699

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

5.   Financial instruments (continued):

(c) Market risk (continued):

(i)	Foreign currency risk (continued):

The Company has performed a sensitivity analysis on its U.S. dollar and European Union Euro denominated financial instruments and operating expenses. Based on the Company’s foreign currency exposures noted above and assuming that all other variables remain constant, a 10% appreciation of the U.S. dollar and European Union Euro against the Canadian dollar would result in the following impact on net loss at December 31, 2008:

Source of net loss variability from changes in	U.S. $	Euro
foreign exchange rates
Financial instruments	835	(244)
Net operating expenses	(1,739)	(1,700)

Increase in net loss	(904)	(1,944)

For a 10% depreciation of the U.S. Dollar and the European Union Euro against the Canadian dollar, assuming all other variables remain constant, there would be an equal and opposite impact on net loss.

The following table summarizes the foreign exchange gains and losses relating to financial instruments included in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2008:

Financial assets
Held for trading financial assets	$9,240
Loans and receivables	250

Financial liabilities
Held for trading financial liabilities	(525)
Financial liabilities measured at amortized cost	(806)
Foreign exchange gain	$8,159

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

5.   Financial instruments (continued):

(c)	Market risk (continued):

(ii) Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to interest rate risk include cash and cash equivalents and short-term investments. The Company does not have any interest-bearing financial liabilities. Presently, the Company is primarily exposed to interest rate cash flow risk as it mainly holds cash with variable interest rates. A change in market interest rates on the average balance of interest-bearing cash will impact net loss during the period. Based on the average balance of interest-bearing cash during the year, an increase or decrease of 25 basis points in interest rates, with all other variables held constant, would not have a significant impact on net loss.

6.   Capital Disclosures:

The company’s objective in managing capital is to safeguard its ability to continue as a going concern and to sustain future development of the business. The Company includes shareholders’ equity, excluding accumulated other comprehensive income, in its definition of capital. The Company’s objective is met by retaining adequate equity to provide for the possibility that cash flows from assets will not be sufficient to meet future cash flow requirements. In order to maintain or adjust its capital structure the Company may issue new shares or raise debt. At this time the Company has not utilized debt facilities as part of its capital management program nor paid dividends to its shareholders. The Board of Directors does not establish quantitative return on capital criteria for management. The Company is not subject to any externally imposed capital requirements and the Company’s overall strategy with respect to capital management remains unchanged from the year ended December 31, 2007.

7.   Cash equivalents and short-term investments:

Cash equivalents include approximately $422 of term deposits with an average interest rate of 1.35% at December 31, 2008. As at December 31, 2007, Cash equivalents included approximately $414 of term deposits with an average interest rate of 2.65%.

As at December 31, 2008 there were no short-term investments. As at December 31, 2007, short-term investments comprised of money market funds with an average interest rate of 3.62% including $146 denominated in U.S. dollars.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

8.   Property and equipment:

		Accumulated	Net book
2008	Cost	amortization	value

Laboratory equipment	$3,611	$2,421	$1,190
Computer equipment	1,391	1,156	235
Office equipment	738	498	240
Leasehold improvements	3,282	1,222	2,060

	$9,022	$5,297	$3,725

		Accumulated	Net book
2007	Cost	amortization	value

Laboratory equipment	$3,524	$1,885	$1,639
Computer equipment	1,480	1,050	430
Office equipment	721	483	238
Leasehold improvements	3,264	942	2,322

	$8,989	$4,360	$4,629

Amortization expense for the year ended December 31, 2008 amounted to $1,173 (2007 - $1,265).

9.   Intangible assets:

		Accumulated	Net book
2008	Cost	amortization	value

Technology licenses (i)	$22,225	$3,690	$18,535
Patents (i)	3,160	1,344	1,816

	$25,385	$5,034	$20,351

		Accumulated	Net book
2007	Cost	amortization	value

Technology licenses (ii)	$24,076	$2,268	$21,808
Patents	3,276	1,302	1,974

	$27,352	$3,570	$23,782

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

9.   Intangible assets (continued):

Total amortization expense for the year ended December 31, 2008 amounted to $2,890 (2007 - $2,092).

(i)
At December 31, 2008, the Company wrote off $916 of intangible assets related to its Artesian projects. The write-down is due to the Company’s expectation that it will not meet its obligation under the stock purchase agreement with the former Artesian shareholders to advance the development of at least one drug candidate by March 31, 2009 (note13). The net write-down includes the write-off of the net book value of the technology licenses of $686, which arose from the acquisition of Artesian Therapeutics, Inc. on October 21, 2005, and a write-down of the carrying value of patents of $230.

(ii)
On April 30, 2007, pursuant to a development and license agreement (note 13 (c) (iv)), the company paid an initial upfront payment of $22,140 (US $20,000) which was capitalized under technology licenses. This amount is being amortized over its useful life of ten years. For the year ended December 31, 2008 the company has recognized $2,214 (2007 - $1,464) in amortization expense related to this technology license.

10. Deferred leasehold inducement:

Pursuant to a lease agreement, the Company received a cash tenant improvement allowance amounting to $1,030 from the landlord for leasehold improvements during the year ended December 31, 2004. $792 of the tenant improvement allowance (Original Allowance) is being amortized on a straight-line basis over the initial term of the lease. The remaining $238 (the Repayable Allowance) represents a repayable allowance, collateralized with a letter of credit (note 11), which is being repaid over 10 years with interest at 10% per annum at approximately $38 per annum. The Company is obligated to refund the unpaid portion of the Repayable Allowance upon early termination of the lease.

During the year ended December 31, 2005, the Company signed an amendment to its lease agreement to expand its facilities. Pursuant to this amendment agreement, the Company received  an additional cash tenant improvement allowance of $650 for leasehold improvements in the expansion space (Additional Allowance). The Additional Allowance is being amortized on a straight-line basis over the remaining initial term of the lease.

11. Credit facility:

At December 31, 2008, the Company had available a corporate credit card facility. Cashable certificates totaling $422 (2007 - $414) included in cash and cash equivalents are pledged as collateral for the corporate credit card facility and the Repayable Allowance (note 10).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

12. Share capital:

(a)  Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

 (b) Issued and outstanding:

Number
Common shares	of shares

Balance, December 31, 2006	53,888,202
Issued for cash upon public offering and exercise of over allotment option (i)	9,200,000
Issued for cash upon exercise of options	608,631
Issued pursuant to exercise of warrants on cashless basis (ii)	30,457

Balance, December 31, 2007	63,727,290
Issued for cash upon exercise of options	35,006
Balance, December 31, 2008	63,762,296

(i)
On January 23, 2007, the Company closed a public offering of 9,200,000 common shares (including 1,200,000 common shares issued pursuant to the exercise of the underwriters’ over-allotment option) at a price of US$10.50 per common share, resulting in gross proceeds of $113,998 (US$96,600).  In connection with the public offering, the Company paid a cash commission of $6,840 (US$5,800).  Also, the Company incurred additional legal and professional fees of $1,472 relating to this transaction.

(ii)  During the year ended December 31, 2007, the company issued 30,457 common shares for 55,502 warrants exercised on a cashless basis. The number of warrants outstanding as of December 31, 2008 and 2007 was nil.

(c)  Issuance of preferred shares:

On July 25, 2008, the Company closed a non-brokered private placement of 2,272,727 Series A convertible preferred shares at a price of US$11.00 per share for gross proceeds of $25,490 (US$25,000) to CR Intrinsic Investments, LLC. The preferred shares became convertible into common shares of the Company on a one-to-one basis as of October 25, 2008, at the option of CR Intrinsic Investments, LLC. Subject to certain timing restrictions, the preferred shares will be convertible into common shares on a one-to-one basis at the option of the Company. In the event of a change of control of the Company, each preferred share will automatically convert immediately prior to the closing of the change of control event.  No coupon or interest is payable on this series of preferred shares. In connection with the private placement, the Company incurred total legal and professional fees of $309 relating to this transaction.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

12. Share capital (continued):

(c)  Issuance of preferred shares (continued):

On October 23, 2008, in connection with the private placement, the Company filed a Canadian prospectus and related U.S. registration statement (the “registration statement”) to register the shares issuable upon conversion of the Series A preferred shares.  The registration statement became effective November 6, 2008. If the effectiveness of the registration statement is not maintained, the Company is subject to a registration payment arrangement under which it is required to pay an amount equal to 1.5% of the purchase price of the preferred shares on the thirtieth day following the failure to maintain the effectiveness requirement and for each thirtieth day thereafter until the earlier of reobtaining effectiveness or July 25, 2009.  The maximum amount that the Company could be required to pay if it fails to maintain an effective registration statement is US$2,500.  The Company has not recorded a liability related to the registration payment arrangement at December 31, 2008, because it does not believe that payment is probable.

(d)  Stock options:

In May 2001, the shareholders approved a stock option plan (2001 Plan) providing for the granting of options to executive officers and directors, employees, consultants and clinical advisory board members of the Company. The shares available for issuance under the 2001 Plan generally vest over periods up to 5 years with a term of six years. In May 2004, the shareholders approved an amendment to the 2001 Plan to (i) increase the maximum aggregate number of Common Shares issuable under the 2001 Plan from 5,500,000 Common Shares to 6,000,000 Common Shares and (ii) change the period during which optionees may exercise options after ceasing to be an eligible person.  In June 2005, the shareholders approved a further amendment to the 2001 Plan to (i) decrease the maximum aggregate number of Common Shares issuable under the 2001 Plan from 6,000,000 Common Shares to 5,750,000 Common Shares; (ii) eliminate default vesting schedule applicable if no other vesting schedule is prescribed by the Board of Directors at the time of grant and specify that the Board of Directors may determine such vesting terms at its discretion; and (iii) restrict the maximum number of stock options issuable to insiders to 10% of the issued and outstanding Common Shares of the Company. In June 2006, the shareholders approved a further amendment to the 2001 Plan to (i) increase the maximum aggregate number of Common Shares issuable under the 2001 Plan from 5,750,000 Common Shares to 6,650,000 Common Shares; (ii) replenish the maximum aggregate number of Common Shares issuable under the 2001 Plan; and (iii) ratify the conditional grant of 114,902 options to purchase Common Shares. In September, 2007, the shareholders approved a further amendment to the 2001 plan to (i) increase the maximum aggregate number of common shares issuable under the 2001 Plan from 6,650,000 common shares to 7,000,000 common shares; and (ii) decrease the maximum term of an option issued from ten years to 5 years.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

12. Share capital (continued):

(d)  Stock options (continued):

At December 31, 2008, the Company had 4,828,562 stock options outstanding, of which 3,790,540 are exercisable, at a weighted average exercise price of $8.30 per common share and expiring at various dates from February 3, 2009 to September 5, 2013.

Details of the stock option transactions for the years ended December 31, 2008 and 2007 are summarized as follows:

	Number of	Weighted
	stock	average
	options	exercise
	outstanding	price ($)

Balance, December 31, 2006	4,913,952	7.64
Options granted	876,710	10.98
Options exercised	(608,631)	5.17
Options forfeited	(137,671)	11.59
Options expired	(4,511)	9.40

Balance, December 31, 2007	5,039,849	8.41
Options granted	33,000	8.30
Options exercised	(35,000)	3.46
Options forfeited	(204,286)	11.77
Options expired	(5,001)	12.80

Balance, December 31, 2008	4,828,562	8.30

At December 31, 2008, stock options to executive officers and directors, employees and consultants were outstanding as follows:

	Options outstanding			Options exercisable
		Weighted
	Number of	average	Weighted	Number of	Weighted
	common	remaining	average	common	average
Range of	shares	contractual	exercise	shares	exercise
exercise prices	issuable	life (years)	price($)	issuable	price ($)

$3.32 to $5.54	1,205,200	0.37	3.70	1,205,200	3.70
$6.06 to $8.95	1,647,353	2.02	7.78	1,466,603	7.66
$8.98 to $11.15	1,013,767	3.85	10.17	508,610	10.21
$11.26 to $14.59	962,242	3.94	13.00	610,127	13.11

	4,828,562	2.37	8.30	3,790,540	7.62

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

12. Share capital (continued):

(e)  Stock-based compensation:

The estimated fair value of options granted from December 1, 2002 to officers, directors, employees and consultants is amortized over the vesting period. Compensation expense is recorded in research and development expenses and general and administration expenses as follows:

	2008	2007

Research and development	$1,142	$2,489
General and administration	1,916	4,010

Total	$3,058	$6,499

The weighted average fair value of stock options granted during the years ended December 31, 2008 and December 31, 2007 was $3.61 and $6.13 per option respectively. The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2008	2007

Dividend yield	0%	0%
Expected volatility	47.2%	58.7%
Risk-free interest rate	3.4%	4.4%
Expected average life of the options	4.5 years	5.4 years

13. Commitments:

(a)  Operating leases:

The Company has entered into a lease agreement for office and laboratory space for a term of 10 years expiring through March 2014, with an option to extend for three additional two-year periods (the Original Lease Agreement). The Company signed amendments to this agreement for additional office and laboratory space, effective as of May 1, 2005, June 15, 2007, and April 15, 2008.  The lease of the additional space expires through the same date and carries the same extension options as in the Original Lease Agreement.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

13. Commitments (continued):

(a)  Operating leases (continued):

Future minimum annual lease payments under the leases are as follows:

2009	$1,324
2010	1,446
2011	1,437
2012	1,476
2013	1,485
Thereafter	309

$7,477

Rent expense for the year ended December 31, 2008 amounted to $1,372 (2007 - $969).

(b)  Clinical research and other agreements:

The Company has entered into various clinical research and development and other agreements requiring it to fund expenditures of approximately $8.5 million over the next 3 years.

(c)  License agreements:

(i)
Pursuant to a license agreement, the Company is responsible for payment of royalties based on a percentage of revenue, subject to certain minimum annual royalties, of the licensed technology. As at December 31, 2008, no royalties were payable. The license agreement may be terminated by the licensor if the licensor deems that insufficient development efforts are being taken. Unless otherwise terminated, the agreement expires on the expiry date of the last issued patent relating to certain technology.

(ii)
Pursuant to a license and option agreement, the Company is responsible for milestone payments of up to US$3 million based on the successful completion of the first phase II clinical trial and the U.S. Food and Drug Administration’s (the FDA’s) approval of the first new drug application related to this license and option agreement, and the FDA’s approval for marketing and commercialization of the product in a cardiovascular indication. The Company is also responsible for milestone payments of up to US$6 million based on FDA approval for marketing and commercialization of the product in a hyperuricemic (gout) indication of the product and achievement of certain net sales of the product. The Company also has an obligation to pay royalties based on future net sales. The company is no longer developing this technology. At December 31, 2008, no amounts were payable. Unless otherwise terminated, the license agreement will terminate upon the expiration of the licensor’s obligation to pay royalties under its original license agreement with a third party.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

13. Commitments (continued):

(c)  License agreements (continued):

(iii)
Under the terms of the October 21, 2005 acquisition of Artesian Therapeutics, Inc (Artesian), except for the nominal initial payment of US$1, payments to Artesian shareholders are contingent upon the achievement of certain pre-defined clinical milestones.  The milestone payments will equal, in the aggregate, US$32 million for each of the first two drug candidates from the Artesian programs that reach NDA approval.  The first such milestone payment is due upon initiation of the clinical development of an Artesian drug candidate.  Any milestone payments that become due will be recorded as additional consideration and allocated to the licensed technology. The Company has the option to settle the milestone payments in the form of cash, special warrants or a combination of cash and special warrants. The special warrants will be exercisable into the number of common shares of the Company based on the market price of the common shares of the Company as of the date of the achievement of the milestone event. The Company initially had an obligation to advance the development of at least one drug candidate by October 21, 2007 and subsequently continue its development.  Otherwise, the Company would be required to transfer ownership to or license the acquired intellectual property to the former shareholders of Artesian. On October 19, 2007, the Company amended its Stock Purchase Agreement with Artesian Therapeutics Inc. to extend this period to March 31, 2009. As at December 31, 2008, no milestone payments have been paid or are due as clinical development of an Artesian drug candidate has not occurred.

(iv) On April 30, 2007, the Company signed an exclusive in-licensing agreement granting the Company exclusive worldwide rights for all indications for a clinical-stage drug candidate.  Under the terms of the agreement, the Company paid an initial upfront payment of US$20 million.  Additional payments not to exceed US$40 million are contingent upon the achievement of certain pre-defined late-stage clinical milestones.  Pursuant to the development and license agreement, the Company is responsible for payment of royalties based on a percentage of revenue if the drug candidate is ultimately commercialized.  At December 31, 2008, no milestone payments have been paid or were payable.

(v)
Pursuant to an exclusive licensing agreement, the Company is responsible for milestone payments of up to US $7.3 million based on certain pre-defined clinical and regulatory approval milestones. The Company also has an obligation to pay royalties based on future net product income. As at December 31, 2008 no milestone payments have been paid or were payable.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

14. Collaborative agreements:

On October 16, 2003, the Company entered into a collaboration and license agreement with Astellas Pharma US, Inc. (Astellas), formerly Astellas Healthcare, Inc., for the co-development and commercialization of vernakalant as an intravenous formulation for the treatment of atrial fibrillation and atrial flutter. Pursuant to this agreement, effective October 28, 2003, the Company granted Astellas an exclusive license to vernakalant and its related technology to develop, make and sell intravenous drugs in Canada, the United States, and Mexico (North America), including a right to sublicense to third parties. The Company retains the rights to the intravenous formulation of vernakalant for markets outside North America and worldwide rights to the oral formulation of vernakalant for chronic atrial fibrillation. Under the terms of the agreement, the Company received an upfront payment of $13 million (US$10 million) and will be entitled to milestone payments of up to $71 million (US$54 million) based on achievement of specified development and commercialization milestones, as well as royalties based on future net sales and sublicense revenue. Astellas has also agreed to make further milestone payments with respect to any subsequent drugs developed under the agreement.

Under the terms of the agreement, Astellas is responsible for 75% and the Company is responsible for 25% of eligible costs associated with the development of intravenous formulation of vernakalant. Astellas is also responsible for 100% of the marketing costs for the intravenous application of vernakalant in North America.

This agreement can be terminated entirely, or on a country by country basis, by either party if certain development or commercialization milestones are not met. Unless the agreement is otherwise terminated, the royalty payment period for each country will expire on the later of the expiration of the last valid claim of the patent rights or the date upon which sales by other parties exceed a certain percentage of the market in the country for a certain period of time.

On July 10, 2006, the Company announced amendments to its collaboration and license agreement with Astellas, related to the planned re-submission of the New Drug Application (NDA) for vernakalant (iv), an investigational new drug for acute conversion of atrial fibrillation.

Under terms of the amended agreement, Astellas agreed to fund 100% of the costs associated with re-submission of the NDA, including engagement of any external consultants.  Astellas agreed to modify the timing of the US$10 million NDA milestone, which was paid on the date of re-submission.  Prior to this amendment, the milestone was conditional on acceptance of the NDA for review.

The initial upfront payment was recorded as licensing revenue on a straight-line basis over the estimated development period.  Upon submission of the amended NDA in December 2006, the milestone payment of $11,654 (US $10,000) was recognized as licensing fees.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

14. Collaborative agreements (continued):

During the year ended December 31, 2008, the Company charged Astellas $917 (US$841) (2007 - $1,853 (US$1,727)) for project management and $463 (US$427) (2007 - $1,455 (US$1,345)) for research and development cost recoveries, which were included in research collaborative fees.

15. Income taxes:

At December 31, 2008, the Company has investment tax credits of $12,826 (2007 - $12,939) available to reduce future income taxes otherwise payable. The Company also has loss carryforwards of $218,888 (2007 - $147,434) available to offset future taxable income in Canada ($159,982), the United States ($51,172), Switzerland ($7,696), and United Kingdom ($38). The investment tax credits and non-capital losses for income tax purposes expire as follows:

	Investment	Non-capital
	tax credits	losses

2013	$218	$-
2014	310	-
2015	110	27,029
2016	102	-
2018	15	-
2021	-	4,226
2022	-	8,516
2023	-	11,372
2024	1,024	13,553
2025	1,894	10,069
2026	2,211	32,624
2027	3,996	65,920
2028	2,946	45,541
Thereafter	-	38
	$12,826	$218,888

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

15. Income taxes (continued):

Significant components of the Company’s future tax assets and liabilities are shown below:

	2008	2007

Future tax assets:
Tax loss carryforwards	$64,229	$44,084
Research and development deductions and credits	12,600	11,254
Tax values of depreciable assets in excess of accounting values	9,106	8,714
Share issue costs	1,881	2,782
Other	268	396

Total future tax assets	88,084	67,230

Valuation allowance	(88,084)	(67,063)

Total future tax assets	-	167

Future tax liabilities:
Accounting value of technology in excess of tax value	-	(167)

Net future tax liabilities	-	(167)

Net tax asset	$-	$-

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 31% (2007 - 34.12%) statutory tax rate, is:

	2008	2007

Tax recovery at statutory income tax rates	$(18,761)	$(29,172)
Change in valuation allowance	21,021	19,018
Permanent differences and other	(6,161)	353
Tax rate differences	3,901	9,801
Future income tax recovery	$-	$-

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

15. Income taxes (continued):

The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company.  The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position and the amount of the tax exposure can be reasonably estimated.  As at December 31, 2008 and 2007, no provisions have been made in the financial statements for any estimated tax liability.

16. Related party transactions:

The Company has incurred expenses for services provided by a law firm in which an officer is a partner. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2008, the Company has incurred legal fees of $1,506 for services provided by the law firm relating to general corporate matters and review of partnership opportunities and other strategic alternatives (2007 - $1,270). Of the total amount of legal fees incurred during the year ended December 31, 2008, $277 was in connection with the preferred share financing completed July 25, 2008. Of the total amount of legal fees incurred during the year ended December 31, 2007, $171 was in connection with the public offering completed January 23, 2007. Included in accounts payable and accrued liabilities at December 31, 2008 is an amount of $150 (2007 - $540) owing to the legal firm.

17. Contingencies:

(a)
The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b)
The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2008 and 2007

17. Contingencies (continued):

(c)
The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

18. Segmented information:

The Company operates primarily in one business segment with substantially all of its consolidated assets located in Canada, except for licensed technology with a net book value of $18,461 (2007 - 20,675) located in Switzerland, and operations located in Canada, the United States, Switzerland, the United Kingdom and Barbados. During the year ended December 31, 2008, 100% of total revenue is derived from one collaborator in the United States (2007 - 100% derived from one collaborator in the United States).